Exhibit 99.1

Dave & Buster’s Inc. Reports Comparable Store Sales and Other Information for
its Fiscal 2010 Fourth Quarter

DALLAS—February 15, 2011—Dave & Buster’s Inc. (the “Company”), a leading operator of high volume entertainment/dining complexes, today announced that for the fourth quarter of fiscal 2010 ended January 30, 2011, the Company estimates that its comparable store sales increased 1.2% versus the same period in fiscal 2009.  Additionally, the Company announced that as of January 30, 2011, there were no outstanding borrowings under the revolving credit facility portion of its senior secured credit facility.

In May 2010, Oak Hill Capital Partners and the Dave & Buster's management team formed a partnership to acquire Dave & Buster's.  Oak Hill Capital Partners is a private equity firm with more than $8 billion of committed capital from leading entrepreneurs, endowments, foundations, corporations, pension funds and global financial institutions. Over a period of more than 24 years, the professionals at Oak Hill Capital Partners and its predecessors have invested in more than 60 significant private equity transactions.  Oak Hill Capital Partners is one of several Oak Hill partnerships, each of which has a dedicated and independent management team.  These Oak Hill partnerships comprise over $30 billion of investment capital across multiple asset classes.  For more information about Oak Hill Capital Partners, visit www.oakhillcapital.com.

Founded in 1982 and headquartered in Dallas, Texas, Dave & Buster’s is the premier national owner and operator of 57 high-volume venues that offer interactive entertainment options for adults and families, such as skill/sports-oriented redemption games and technologically advanced video and simulation games, combined with a full menu of high quality food and beverages.  Dave & Buster’s currently has stores in 24 states and Canada.  For additional information on Dave & Buster’s, please visit www.daveandbusters.com.

The statements contained in this release that are not historical facts are forward-looking statements.  These forward-looking statements involve risks and uncertainties and, consequently, could be affected by our level of indebtedness, general business and economic conditions, the impact of competition, the seasonality of the company’s business, adverse weather conditions, future commodity prices, guest and employee complaints and litigation, fuel and utility costs, labor costs and availability, changes in consumer and corporate spending, changes in demographic trends, changes in governmental regulations, unfavorable publicity, our ability to open new stores and acts of God.